Exhibit 10.3

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”), which is effective as of April 1, 2007 (the “Effective Date”), is by and between John W. Richardson (“Executive”), who is an officer of Qwest Communications International, Inc., a Delaware corporation having its principal executive offices in Denver, Colorado or one of its subsidiaries or affiliates (“Company”) and who is employed by Qwest Services Corporation, a subsidiary of the Company, and Company and any successor thereto:

WHEREAS, the Company wishes to encourage Executive’s continued service and dedication in the performance of Executive’s duties; and

WHEREAS, in order to induce Executive to remain in the employ of the Company, and in consideration for Executive’s continued service to the Company, the Company agrees that Executive shall receive the benefits set forth in this Agreement in the event that Executive’s employment with the Company is terminated in the circumstances described herein.

Therefore, in consideration of the mutual promises set forth below, Company and Executive hereby agree as follows:

1.           TERM OF EMPLOYMENT; AT-WILL EMPLOYMENT.  This Agreement does not contain any promise or representation concerning the duration of Executive’s employment.  Executive’s employment is at-will, and may be altered or terminated by either Executive or the Company at any time, with or without cause, and with or without notice.  This at-will employment relationship may not be modified unless in a written agreement signed by Executive and either the Chief Executive Officer or the Chief Human Resources Officer.

2.           CHANGE IN CONTROL

a.             CHANGE IN CONTROL DEFINED:  For purposes of this Agreement, “Change in Control” shall have the definition currently in the Qwest Equity Incentive Plan (“Stock Plan”).

b.             STOCK OPTIONS/EQUITY:  The Board of Directors may, in its discretion, periodically grant Executive additional stock options or other awards under the Stock Plan.  Pursuant to the Board of Directors’ resolution effective September 19, 2002, upon a Change in Control, all awards granted to Executive after September 19, 2002 under the Stock Plan other than those Awards that include specific corporate, individual or share price performance goals, targets or objectives, shall immediately vest and all stock options shall remain exercisable for the full term of such option notwithstanding the terms of any stock option or restricted stock agreement to the contrary.  Awards granted to Executive after March 1, 2007 that include specific corporate, individual or share price performance goals, targets or objectives will be governed by the terms and conditions established by the Board of Directors as set forth from time to time in Executive’s Stock Option and Restricted Stock Agreements.

3.     TERMINATION.

a.             Termination for Cause.  The Company may, in its sole discretion, immediately terminate this Agreement and Executive’s employment for Cause by giving notice to Executive.  If Executive’s employment is terminated for Cause pursuant to this paragraph 3.a., Executive shall not be entitled to any severance payment or any other post-employment obligation provided under this Agreement.  Any one or more of the following events shall, for purposes of this Agreement, constitute Cause:

(1)           Commission of an act deemed by the Company in its sole discretion to be an act of dishonesty, fraud, misrepresentation or other act of moral turpitude that would reflect negatively upon Qwest or compromise the effective performance of Executive’s duties;

(2)           Unlawful conduct that would reflect negatively upon Qwest or compromise the effective performance of Executive’s duties, as determined by the Company in its sole discretion;

(3)           Conviction of (or pleading nolo contendere to) any felony or a misdemeanor involving moral turpitude;

(4)           Continued failure to substantially perform Executive’s duties to the satisfaction of the Chief Executive Officer (other than such failure resulting from Executive’s incapacity due to physical or mental illness) after the Chief Executive Officer delivers written notice to Executive specifically identifying the manner in which Executive has failed to substantially perform his or her duties and Executive has been afforded a reasonable opportunity to substantially perform his or her duties; or

(5)           A willful violation of the Qwest Code of Conduct or other Qwest policies that would reflect negatively upon Qwest or compromise the effective performance of Executive’s duties as determined by the Company in its sole discretion.

For two years following a Change in Control, a termination for Cause shall require the approval of the Board of Directors.

b.           Severance Payments When Termination Not By Executive.

(1)           Termination without Cause by Company. The parties agree that the Company may terminate Executive’s employment without Cause.  Except under circumstances described in subparagraph 3.b(2) below, if Company terminates Executive’s employment without Cause, and Executive signs a complete waiver and release of claims against Qwest acceptable to Company in the form attached hereto as Attachment A (“Waiver”), then Company shall pay Executive the “Standard Severance Amount” defined below.  The Waiver includes, among other terms, a provision requiring Executive to pay back to Qwest any severance received by Executive if after the payments are made it is determined that, while employed by Qwest or any Qwest entity, Executive engaged in conduct constituting Cause.  The Waiver does not include a release of Qwest’s obligations, if any, to indemnify Executive under Qwest bylaws or applicable state law.  The Standard Severance Amount will equal one and one-half times Executive’s highest annual base salary in effect during the 12 months preceding the termination of Executive’s employment.  The Standard Severance Amount will be paid over an 18-month period through the Company’s regular management payroll processes.  If, at the end of the 18-month period, Executive has not breached or threatened to breach any part of this Agreement, Executive will also receive a lump-sum payment equal to one and one-half times Executive’s highest target annual bonus in effect during the 12 months preceding the termination of Executive’s employment, minus any applicable or legally-required withholdings.

(2)           Change in Control Termination.  If Company (with the required approval of the Board of Directors) terminates Executive’s employment without Cause within two years following a Change in Control, then, provided Executive signs a Waiver, as described in subparagraph 3.b.(1) above, Company shall pay Executive the Change in Control Severance Amount defined in the following sentence:  The Change in Control Severance Amount payable to Executive will equal (a) (i) three times Executive’s annual base salary in effect at the time of the termination of Executive’s employment, or, if greater, Executive’s annual base salary in effect at the time of the Change in Control, plus (ii) three times Executive’s target annual bonus in effect at the time of the termination of Executive’s employment, or, if greater, Executive’s target annual bonus in effect at the time of the Change in Control plus (b) a pro rata bonus payment for the portion of the bonus payment measurement period in which Executive was employed before the termination of Executive’s employment, calculated using individual, business unit and company performance at 100% of target.  The Change in Control Severance amount will be paid in a lump sum within 30 days of receiving the signed Waiver.

c.             Change in Control Termination for Good Reason.  Executive may terminate his or her employment for Good Reason after giving written notice to the Company within sixty (60) days after an event constituting Good Reason, (as defined in subparagraph 3.c.(1) below).  If Executive terminates Executive’s employment for Good Reason within two years following a Change in Control, then, provided Executive signs a Waiver (as defined in subparagraph 3.b.(1) above), Company shall pay Executive the Change in Control Severance Amount, as described in subparagraph 3.b.(2) above in a lump sum within 30 days of receiving the signed Waiver.

(1)           Termination for Good Reason Following a Change in Control.   For purposes of this subparagraph 3.c., Good Reason shall mean:

(A)                                                                              a reduction of either base salary or Executive’s target annual bonus, where the salary or annual target bonus are measured immediately prior to such reduction, as opposed to at the time of Executive’s execution of this Agreement;

(B)                                                                                a material reduction of Executive’s responsibilities, where such responsibilities are measured immediately prior to such reduction, as opposed to at the time of Executive’s execution of this Agreement;

(C)                                                                                Company’s material breach of this Agreement;

(D)                                                                               Company’s failure to obtain the agreement of any successor to honor the terms of this Agreement; or

(E)                                                                                 A requirement that Executive’s primary work location be moved to a location that is greater than thirty-five straight line miles from Executive’s primary work location immediately prior to the imposition of such requirement.

“Good Reason” shall not include any other circumstances, including but not limited to, Executive’s discharge for Cause, Executive’s resignation or retirement (other than in the circumstances set forth in (A) — (E) above), or any leave of absence.

d.             COBRA Coverage.  If Executive’s employment is terminated pursuant to subparagraph 3.b. or 3.c. above, Executive may be eligible for Qwest-subsidized COBRA for a period of 18 months (unless Executive becomes ineligible for or forfeits severance benefits pursuant to the terms of this Agreement) following the Executive’s election of COBRA health care continuation coverage (generally beginning as of the first day of the first month following the month in which Executive is designated as terminated on the Qwest payroll system) on the same basis as for active employees under the group medical plan.  This provision shall not extend the period for which any Executive is eligible for COBRA continuation coverage.

4.             SPECIAL TAX PROVISION.

a.             Anything in this Agreement to the contrary notwithstanding, in the event that the Executive receives any amount or benefit (collectively, the “Covered

Payments”) (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any person affiliated with the Company or such person) that is or becomes subject to the excise tax imposed by or under Section 4999 of the Code (or any similar tax that may hereafter be imposed) and/or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”) by reason of the application of Section 280G(b)(2) of the Code, the Company shall pay to the Executive an additional amount (the “Tax Reimbursement Payment”) such that after payment by the Executive of all taxes (including, without limitation, any interest or penalties and any Excise Tax imposed on or attributable to the Tax Reimbursement Payment itself), the Executive retains an amount of the Tax Reimbursement Payment equal to the sum of (i) the amount of the Excise Tax imposed upon the Covered Payments, and (ii) without duplication, an amount equal to the product of (A) any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in Executive’s adjusted gross income, and (B) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is made or is to be made.  The intent of this paragraph 4 is that after the Executive pays federal, state and local income taxes and any payroll taxes, the Executive will be in the same position as if the Executive were not subject to the Excise Tax under Section 4999 of the Code and did not receive the extra payments pursuant to this paragraph 4, and this paragraph 4 shall be interpreted accordingly.

b.             Except as otherwise provided in subparagraph 4(a), for purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Covered Payments will be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) and such payments in excess of the Code Section 280(G)(b)(3) “base amount” shall be treated as subject to the Excise Tax, unless, and except to the extent that, the Company’s independent certified public accountants or legal counsel (reasonably acceptable to the Executive) appointed by such public accountants (or, if the public accountants decline such appointment and decline appointing such legal counsel, such independent certified public accountants as promptly mutually agreed on in good faith by the Company and the Executive) (the “Accountant”), deliver a written opinion to the Executive, reasonably satisfactory to the Executive’s legal counsel, that, in the event such reporting position is contested by the Internal Revenue Service, there will be a more likely than not chance of success with respect to a claim that the Covered Payments (in whole or in part) do not constitute “parachute payments,” represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount” allocable to such reasonable compensation, or such “parachute payments” are otherwise not subject to such Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Accountant); and the value of any Covered Payments which are non-cash benefits or deferred payments or benefits shall be determined by the Accountant in accordance with the principles of Section 280G of the Code.

c.             For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed to pay federal, state and/or local income taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is made or is to be made, and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed due to the including of the Tax Reimbursement Payment in the Executive’s adjusted gross income.

d.             (1)           (A)          In the event that prior to the time the Executive has filed any of the Executive’s tax returns for a calendar year in which Covered Payments are made, the Accountant determines, for any reason whatsoever, the correct amount of the Tax Reimbursement Payment to be less than the amount determined at the time the Tax Reimbursement Payment was made, the Executive shall repay to the Company, at the time that the amount of such reduction in the Tax Reimbursement Payment is determined by the Accountant, the portion of the prior Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income taxes imposed on the portion of the Tax Reimbursement Payment being repaid by the Executive, using the assumptions and methodology utilized to calculate the Tax Reimbursement Payment (unless manifestly erroneous), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

(B)           In the event that the determination set forth in (A) above is made by the Accountant after the filing by the Executive of any of the Executive’s tax returns for a calendar year in which Covered Payments are made, the Executive shall file at the request of the Company an amended tax return in accordance with the Accountant’s determination, but no portion of the Tax Reimbursement Payment shall be required to be refunded to the Company until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion (less any tax the Executive must pay on such interest and which the Executive is unable to deduct as a result of payment of the refund).

(C)           In the event that the Executive receives a refund pursuant to (B) above and repays such amount to the Company, the Executive shall thereafter file for any refunds or credits that may be due to Executive by reason of the repayments to the Company.  The Executive and the Company shall mutually agree upon the course of action, if any, to be pursued (which shall be at the expense of the Company) if the Executive’s claim for such refund or credit is denied.

(2)           In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time a Tax Reimbursement Payment was made (including by reason of any payment the existence or amount of which could not be determined at the time of the earlier Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.

(3)           In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this paragraph 4, subject to the second sentence of subparagraph (1)(C) above, Executive shall permit the Company to control issues related to this paragraph 4 (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues.  In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and his or her representative shall cooperate with the Company and its representative.

(4)           With regard to any initial filing for a refund or any other action required pursuant to this paragraph 4 (other than by mutual agreement) or, if not required, agreed to by the Company and the Executive, the Executive shall cooperate fully with the Company, provided that the foregoing shall not apply to actions that are provided herein to be at the Executive’s sole discretion.

e.             The Tax Reimbursement Payment, or any portion thereof, payable by the Company shall be paid not later than the fifth day following the determination by the Accountant, and any payment made after such fifth day shall bear interest at the rate provided in Code Section 1274(b)(2)(B) to the extent and for the period after such fifth day that Executive has an obligation to make payment or estimated payment of the Excise Tax.  The Company shall use its best efforts to cause the Accountant to deliver promptly the initial determination required hereunder with respect to Covered Payments paid or payable in any calendar year; if the Accountant’s determination is not delivered within ninety (90) days after Covered Payments are paid or distributed, the Company shall pay the Executive the Tax Reimbursement Payment set forth in an opinion from counsel recognized as knowledgeable in the relevant areas selected by Executive, and reasonably acceptable to the Company, within five days after delivery of such opinion.  The Company may withhold from the Tax Reimbursement Payment and deposit into applicable taxing authorities such amounts as they are required to withhold by applicable law.  To the extent that the Executive is required to pay estimated or other taxes on amounts received by the Executive beyond any withheld amounts, the Executive shall promptly make such payments.  The amount of such payment shall be subject to later adjustment in accordance with the determination of the Accountant as provided herein.

f.              The Company shall be responsible for (i) all charges of the Accountant, (ii) if subparagraph (e) is applicable, the reasonable charges for the opinion given by the Executive’s legal counsel, and (iii) all reasonable charges in connection with the preparation and filing of any amended tax returns on behalf of the Executive required by the Company, required hereunder, or required by applicable law.  The Company shall gross-up for tax purposes any income to the Executive arising pursuant to this subparagraph (f) so that the economic effect to the Executive is the same as if the benefits were provided on a non-taxable basis.

The Executive and the Company shall mutually agree on and promulgate further guidelines in accordance with this paragraph 4 to the extent that any are necessary to effect the reversal of excessive or shortfall Tax Reimbursement Payments.  The foregoing shall not in any way be inconsistent with subparagraph 4(d)(1)(C).

5.             OFFSET.  To the extent permitted by law, any severance benefits received under this Agreement may be reduced by the amount(s) of any outstanding monetary debts Executive owes to Qwest.  Such debts will be treated as satisfied to the extent of the withheld payments.

It is the express intent of Qwest that the monies received under this Agreement be a set-off against amounts to which you are entitled under any applicable state unemployment statute.

6.             NONDISCLOSURE.  Executive will not disclose outside of Qwest or to any person within Qwest who does not have a legitimate business need to know, any Confidential Information (as defined below) during Executive’s employment with the Company or any other Qwest entity.  Executive will not disclose to anyone or make any use of any Confidential Information of Qwest after Executive’s employment with Qwest ends for any reason, except as required by law after timely notice is given by Executive to Qwest.  This agreement not to disclose or use Confidential Information means, among other things, that Executive, for a period of 18 months beginning on the effective date of the termination of Executive’s employment with the Company or any other Qwest entity for any reason, may not take or perform a job whose responsibilities would likely lead Executive to disclose or use Confidential Information.  Executive acknowledges and agrees that the assumption and performance of such responsibilities, in that situation, would likely result in the disclosure or use of Confidential Information and would likely result in irreparable injury to Qwest.  Moreover, during Executive’s employment with Qwest, Executive shall not disclose or use for the benefit of Qwest, Executive or any other person or entity any confidential or trade secret information belonging to any former employer or other person or entity to which Executive owes a duty of confidence or nondisclosure of such information.  If a court determines that this provision is too broad, Executive and Company agree that the court shall modify the provision to the extent (but not more than is) necessary to make the provision enforceable. “Confidential Information” is any oral or written information not generally known outside of Qwest, including without limitation, trade secrets, intellectual property, software and documentation, customer information (including, without limitation, customer lists), company policies, practices and codes of conduct, internal analyses, analyses of competitive products, strategies, merger and acquisition plans, marketing plans, corporate financial information, information related to negotiations with third parties, information protected by Qwest’s privileges (such as the attorney-client privilege), internal audit reports, contracts and sales proposals, training materials, employment and personnel records, performance evaluations, and other sensitive information.  This agreement does not relieve Executive of any obligations Executive has to Qwest under law. Nothing in this agreement shall limit, restrict, preclude or influence Executive’s testimony in any way or cause Executive not to provide truthful testimony or information in any manner or in response to any inquiry by a governmental official.

7.             NONCOMPETE.  In light of Executive’s senior level position with Qwest, an international corporation engaged in a highly competitive business environment, for a period of 18 months beginning on the effective date of the termination of Executive’s employment with the Company or any other Qwest entity, regardless of the reason for the termination and regardless of the party bringing about the termination, Executive agrees not to work for, own more than 2% of the common stock of, advise, represent or assist in any other way any person or entity that competes with, or intends to compete with the Company or any other Qwest entity with respect to any product sold or service performed by the Company or any other Qwest entity in any state or country in which the Company or any other Qwest entity sells such products or performs such services.  If a court determines that this provision is too broad, Executive and Company agree that the court should modify the provision to the extent (but not more than is) necessary to make the provision enforceable.

8.             NONSOLICITATION/NO-HIRE.  For a period of one year beginning on the effective date of the termination of Executive’s employment with the Company or any other Qwest entity, regardless of the reason for the termination and regardless of the party bringing about the termination, Executive agrees not to induce any employee of Qwest to leave Qwest’s employment.  This agreement means, among other things, that Executive may not have any part in hiring anyone who is a Qwest employee, even if Executive is contacted by the Qwest employee first.  For these purposes, employees of Qwest shall include all persons who are employed by the Company or any other Qwest entity at the time Executive violates this paragraph 8 or were employed by the Company or any other Qwest entity at any time during the six months preceding such violation.  If a court determines that this provision is too broad, Executive and Company agree that the court should modify the provision to the extent (but not more than is) necessary to make the provision enforceable.

9.             REMEDIES FOR VIOLATION OF PARAGRAPHS  6, 7, OR 8.   The Executive agrees that it would be difficult to measure any damages caused to Qwest which might result from any breach by the Executive of the promises set forth in paragraphs 6, 7, and 8, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, subject to paragraph 10, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, Qwest or the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to Qwest.

10.             WAIVER OF RIGHT TO JURY.  By signing this Agreement, Executive voluntarily, knowingly and intelligently waives any right he or she may have to a jury trial for all claims arising out of or relating to this Agreement and any other claim arising out of or relating to Executive’s employment with or termination from the Company.  The Company also hereby voluntarily, knowingly, and intelligently waives any right it might otherwise have to a jury trial for all claims arising out of or relating to this Agreement and any other claim arising out of or relating to Executive’s employment with or termination from the Company.

11.          COOPERATION AND REIMBURSEMENT.  Executive agrees, both during Executive’s employment and following the termination of Executive’s employment, to cooperate reasonably with the Company or any other Qwest entity in connection with any dispute, lawsuit, arbitration, or any internal or external investigation involving Qwest or any of their predecessors (a “Proceeding”) with respect to which Qwest believes in good faith that Executive may possess relevant information.  In that event, upon reasonable notice and at reasonable times, and for reasonable periods, Executive agrees to make himself or herself available for interviews, witness preparation sessions, and appearances in connection with any Proceeding (including, but not limited to, appearances at depositions, hearings and trials). Recognizing that upon Executive’s separation from Company, participating in interviews or witness preparation sessions may be a burden, Company agrees to reimburse Executive for the time Executive spends involved in interviews and witness preparation sessions requested by Qwest at a rate equal to Executive’s final base salary, computed on an hourly basis (assuming a 40 hour work week), for such time actually spent in such interviews or witness preparation sessions.  In addition, Company will reimburse Executive for reasonable expenses Executive incurs in connection with such interviews and witness preparation sessions.  Company will not be obligated to reimburse Executive for lost wages, lost opportunities, or other financial consequences of such cooperation, or to make any other payment to Executive other than the payments by Company referred to in the two previous sentences of this paragraph of this Agreement; provided, however, nothing in this paragraph 11 shall impair or limit any rights or entitlement Executive may have to indemnification and director’s and officer’s liability insurance coverage.  The parties further agree that Company will not, and will not be obligated to, reimburse Executive for any time spent testifying in any Proceeding

(including, but not limited to, appearances at depositions, hearings and trials), although Company will reimburse reasonable expenses for such appearances, as provided above.  Nothing in this Agreement shall limit, restrict, preclude, require or influence Executive’s testimony in any Proceeding or cause Executive not to provide truthful testimony or information in any matter or in response to any inquiry by a government official or representative.  Company’s obligation to reimburse Executive as described above is conditional upon Executive providing, at all times, information that he objectively, reasonably and in good faith believes to be truthful in connection with any Proceeding.

12.          INDEMNIFICATION.  Both during Executive’s employment and after the termination of Executive’s employment for any reason, Company, or any subsidiary or successor of Company of which Executive is an officer or member of the board of directors, shall indemnify Executive to the fullest extent required or permitted by its Bylaws and applicable law.

13.          SUCCESSORS AND ASSIGNS.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, Executive’s assigns, the Company, any other Qwest entity, and their successors and assigns.

14.          CHOICE OF LAW.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Colorado.

15.          SEVERABILITY.  If one or more terms, provisions or parts of this Agreement are found by a court or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, the terms, provisions or parts shall be modified to the extent (but not more than is) necessary to make the provision enforceable.  Additionally, all other terms, provisions and parts of this Agreement shall nevertheless remain in full force and effect.

16.          COMPLETE AGREEMENT.  This Agreement contains the entire understanding of the parties with respect to the matters addressed in this Agreement, and supersedes all prior representations, understandings and agreements of the parties with respect to the matters addressed in this Agreement, including, but not limited to, any and all prior agreements for the payment of severance benefits.  The parties acknowledge that no promises or representations have been made to induce Company or Executive to sign this Agreement other than as expressly set forth in this Agreement, and that each party has signed this Agreement as a free and voluntary act.  No term or provision of this Agreement may be modified or extinguished, in whole or in part, except by a writing which is dated and signed by both Executive and the Chief Executive Officer of Company and approved by the Board Of Directors.

17.          CONSTRUCTION; REPRESENTATION.  In any interpretation of this Agreement, any ambiguities shall not be construed against any party on the basis that the party was the drafter.  Executive represents that Executive is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he or she has read this Agreement and that he understands its terms.  Executive acknowledges that, prior to assenting to the terms of this Agreement, Executive has been encouraged to, and has been given a reasonable amount of time to review it, to consult with counsel of Executive’s choice, and to negotiate at arm’s-length with the Company as to its contents.  Executive and Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that they have entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

18.          CONDITIONAL REPAYMENT OF PAYMENTS AND BENEFITS.  If Executive receives benefits under Paragraph 3.b.(1) above, and, within two years following Executive’s termination of employment, Company determines that during Executive’s employment with Qwest, Executive engaged in conduct that would have constituted “Cause” for termination (as defined in 3.a. above), regardless of (i) when during Executive’s employment with Qwest such conduct occurred, (ii) when Qwest knew or learns of such conduct or should have known of such conduct, or (iii) what Qwest now knows or should have known about Executive’s conduct, then Company shall provide to Executive (or, if applicable, Executive’s estate or beneficiary) written notification of such determination, which written notification shall expressly set forth the basis for Company’s determination in reasonable detail.  After Company provides this written notification to Executive, it may stop or withhold any payments which have not been made under this Agreement.  If Executive disputes that such Cause exists or existed, Executive and his or her counsel shall make a presentation to the Company to request that Company withdraw such determination.  If the matter is not settled or resolved after Executive’s presentation to the Company, either party may commence an action in a court of competent jurisdiction, subject to the waiver of any right to jury trial in Paragraph 10 above.  In addition, if Executive breaches Executive’s obligations under the Nondisclosure or Noncompete provisions of this Agreement, Company may stop or withhold any payments which have not been made under this Agreement.

If a court finds that Cause exists or existed or that Executive has breached Executive’s obligations under the Nondisclosure (Paragraph 6) or Noncompete (Paragraph 7) provisions of this Agreement, or if Executive does not timely commence an action disputing Company’s Cause determination, Executive shall make prompt repayment to Company of the cash payments provided in Section 3 of this Agreement and other benefits received by Executive pursuant to this Agreement (including, but not limited to, the value of any discounted COBRA coverage).  Consistent with applicable law, any repayments shall include an interest factor equal to the applicable federal short term interest rate pursuant to Internal Revenue Code section 1274.  Interest shall begin to accrue on the 31st day after Executive (or, if applicable, Executive’s estate or beneficiary) received Company’s written notification of its determination that such Cause exists or existed, and shall continue to accrue until complete repayment is made to Company.  If Company notifies Executive (or, if applicable, Executive’s estate or beneficiary) in writing of the determination that Cause for termination exists prior to having made the payment required pursuant to Section 3 of this Agreement, such payment shall not be made unless the Company withdraws its determination, if the arbitrator determines that Cause did not exist, or if the parties agree otherwise.

19.          RE-EMPLOYMENT.  Executive agrees that if at any time during Executive’s severance period Executive accepts employment with Qwest Communications International, Inc., Qwest Services Corporation, any of their wholly-owned subsidiaries or any successor(s) thereto, all severance benefits to which he or she is entitled for the remainder of the severance period shall cease effective the date Executive accepts the position.

20.          WAIVER OF BREACH.  The waiver by either Company or Executive of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by either party.

21.          HEADINGS.  The headings contained in this Agreement are for convenience only, do not constitute part of the Agreement and shall not limit, be used to interpret or otherwise affect in any way the provisions of the Agreement.

22.          NOTICES.  Any notices provided hereunder must be in writing and shall be deemed effective on the earlier of personal delivery (including personal delivery by telecopy or private overnight carrier) or the third day after mailing by first class mail to the recipient at the address indicated below:

To the Company:                                                    Executive Vice President and
Chief Human Resources Officer
Qwest Communications International, Inc.
1801 California Street
Denver, CO 80202

To Executive:                                                                        John W. Richardson
4550 Cherry Creek South Drive
Apartment 703
Glendale, CO  80246

With a copy to:

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

23.          COMPLIANCE WITH SECTION 409A OF THE CODE.  Notwithstanding any other provision of this Agreement, in the event that any payment or the provision of any benefit provided under this Agreement constitutes a “deferred compensation plan” within the meaning of Section 409A of the Code and any related guidance or regulations

(including proposed regulations) (collectively “Section 409A”), the following provisions shall apply:

a.             Separation from Service.  No payment or provision of benefits shall be made upon a “termination of employment” unless such termination of employment also constitutes a “separation from service” under Section 409A (“Separation from Service”).

b.             6-Month Delay.  If Executive is a “specified employee” within the meaning of Section 409A, then the payment or provision of benefits shall be made as set forth below; provided, however, no such payment or provision shall be made before the date that is six months after Executive’s Separation from Service (or, if earlier, the date of Executive’s death) (the “6-Month Delay”).  The determination of whether Executive is a “specified employee” shall be made in accordance with Section 409A using an identification date of December 31.

(1)           Payment of Cash Benefits.  Any cash payment hereunder to Executive, including, but not limited to the Standard Severance Amount, shall be paid according to the following provisions:

(A)          the Standard Severance Amount shall be paid out as follows:

(i)            a lump sum payment equal to one-third of the Standard Severance Amount will be paid as soon as administratively practicable following the 6-Month Delay;

(ii)           the remainder of the Standard Severance Amount will be paid, in substantially equal installments, through the Company’s regular management payroll processes for 12 months beginning on the first regular payroll period following the payroll period in which the payment under paragraph 23(b)(1)(A)(i) is made; and

(iii)          if, at the end of the 12-month period following termination, Executive has not breached or threatened to breach any part of this Agreement, Executive also will receive a lump-sum payment equal to one and one half times Executive’s highest annual target bonus in effect during the 12 months preceding the termination of Executive’s employment, minus any applicable or legally-required withholdings.

(B)           Any other 409A arrangement which provide cash benefits that are payable before the 6-Month Delay shall be paid as follows:

(i)            a lump sum payment equal to one-third of the total cash benefit will be paid as soon as administratively feasible following the Six-Month Delay; and

(ii)           the remainder of the total cash benefit will be paid, in equal installments, through the Company’s regular management payroll processes for 12 months beginning on the first regular payroll period the payroll period in which the payment under paragraph 23(b)(1)(B)(i) is made.

(2)           Payment of Noncash Benefits.  The payment for any noncash benefits, including, but not limited to, any applicable premium payments related to such noncash benefits, shall be made by Executive during the 6-Month Delay, and Executive shall be reimbursed by the Company for such payments as soon as administratively practicable following the expiration of the Six Month Delay.  Executive shall be solely liable for all timely payments and elections as may be necessary to retain such noncash benefits, and the Company shall not be liable to Executive, any dependent and/or qualified beneficiary for any loss of any kind, including the loss of noncash benefits relating to Executive’s failure to timely make any payments or elections as required under the applicable benefit plan or this paragraph 23.  By signing this Agreement, Executive acknowledges this provision and the ramifications, including the potential loss of benefits, of the failure to comply with this provision.

c.             Modification.  The payment or provision of benefits under any other arrangement under this Agreement that is subject to Section 409A may be modified or amended in order to comply with Section 409A.

IN WITNESS WHEREOF, the parties now execute this Agreement, to be effective as of the Effective Date.

QWEST COMMUNICATIONS INTERNATIONAL INC.:

By:
Teresa A. Taylor
Executive Vice President and
Chief Human Resources Officer

Executive:

By:
John W. Richardson
EVP — Chief Financial Officer

ATTACHMENT A

WAIVER AND RELEASE AGREEMENT

1.                                       Release and Waiver of Claims and Covenant Not to Sue.

As a free and voluntary act, you hereby release and discharge and covenant not to sue, Qwest Communications International Inc., any present or former subsidiary or affiliated Company, any predecessor (including U S WEST and all its affiliates) or successor, and the directors, officers, employees, shareholders and agents of any or all of them, (hereinafter “Qwest”), from any and all debts, obligations, claims, liability, damages, punitive damages, demands, judgments and/or causes of action of any kind whatsoever, including specifically but not exclusively:

•              all claims relating to or arising out of your employment with Qwest and/or U S WEST;

•              all claims arising out of your Severance Agreement (except for claims arising under this Agreement or from Qwest’s failure to pay any amount due to you under the terms of the Severance Agreement after the date of this Agreement);

•              all claims relating to or arising from any claimed breach of an alleged oral or written employment contract, quasi-contracts, implied contracts, payment for services, wages or salary and/or promissory estoppel;

•              any alleged tort claims;

•              any claims for libel and/or slander;

•              all claims relating to purported employment discrimination or civil rights violations or arising under any federal or state employment statutes including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; claims under the Civil Rights Act of 1991; claims under the Age Discrimination in Employment Act of 1967, as amended; claims under 42 U.S.C. § 1981, § 1981a, § 1983, § 1985, or § 1988; claims under the Family and Medical Leave Act of 1993; claims under the Americans with Disabilities Act of 1990, as amended; claims under the Rehabilitation Act of 1973; claims under the Fair Labor Standards Act of 1938, as amended; claims under the Worker Adjustment and Retraining Notification Act; claims under the Colorado Anti-Discrimination Act; and claims under the Employee Retirement Income Security Act of 1974, as amended; or any other applicable federal, state or local statute or ordinance, including claims for attorneys’ fees;

•              any claim for any disability payments under the Qwest Disability Plan or Qwest Pension Plan after your termination date.  The reference to the Qwest Disability Plan and Qwest Pension Plan includes any successor or predecessor of such plans such as the former Sickness and Accident Disability Plan or Long Term Disability Plan of any Qwest or U S WEST entity and all benefits thereunder;

•              any and all claims which you might have or assert against Qwest (1) by reason of your employment with and/or termination of employment from Qwest and all circumstances related thereto; or (2) by reason of any other matter, cause, or dispute  whatsoever between you and Qwest which arose prior to the effective date of this Agreement.  This Agreement excludes any claims you may make under (1) the applicable state unemployment compensation laws, (2) applicable workers’ compensation statutes, (3) for indemnification to the extent permitted or required by the bylaws of a Qwest company or applicable state law; and (4) claims which arise after the execution of this Agreement;

•              your right to seek individual relief on your own behalf for any charges of discrimination filed with any federal, state or local agency, pending or otherwise, arising from or related to your employment or termination of employment with Qwest.

2.                                       Waiver of Right to Jury.  By signing this Agreement, you voluntarily, knowingly and intelligently waive any right you may have to a jury trial for all claims arising out of or relating to this Agreement and any other claim arising out of or relating to your employment with or termination from the Company.  The Company also hereby voluntarily, knowingly, and intelligently waives any right it might otherwise have to a jury trial for all claims arising out of or relating to this Agreement and any other claim arising out of or relating to your employment with or termination from the Company.

3.                                       You agree that the monies and benefits described above are considerations to which you would not otherwise be entitled unless you sign this Agreement, and that these considerations constitute payment in exchange for signing this Agreement.

4.                                       If one or more terms, provisions or parts of this Agreement are found by a court or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, the terms, provisions or parts shall be modified to the extent (but not more than is) necessary to make the provision enforceable.  You agree that if any portion of this Agreement is found to be unenforceable or prohibited, the remainder of this Agreement shall remain in full force and effect, unless the material terms and intent of this Agreement are materially changed by the fact that a portion of this Agreement is unenforceable or prohibited.

5.                                       You agree that this Agreement shall not be admissible in any proceeding as evidence of any improper conduct by Qwest against you and Qwest denies that it has taken any improper action against you in violation of any federal, state, or local law or common law principle.

6.                                       You acknowledge that no promises or representations have been made to induce you to sign this Agreement other than as expressly set forth herein and that you have signed this Agreement as a free and voluntary act.

7.                                 You acknowledge that this release means, in part, that you give up all your rights to damages and/or money based upon any claims against Qwest of age discrimination.  You do not waive your rights to make claims for damages and/or money which arise after the date this Agreement is signed.  Under the Age Discrimination in Employment Act, you have the right within seven days of the date you sign this Agreement to revoke your waiver of rights to claim damages and/or money.  In the event you revoke your agreement to be obligated to the terms of this Agreement, the benefits offered herein shall be null and void, meaning you will receive no involuntary termination benefits under your Severance Agreement.  To be effective, your revocation must be in writing and delivered to Executive Vice President and Chief Human Resources Officer, Qwest Communications International, Inc. 1801 California Street, Denver, Colorado 80202, within the seven-day period.  If by mail, the revocation must be (1) postmarked within the seven-day period, (2) properly addressed, and (3) sent by certified mail, return receipt requested.

8.                                 You acknowledge that you (a) have had sufficient opportunity (not less than 45 days) to review this Waiver and Release Agreement, (b) have been encouraged to consult with and have had sufficient opportunity to consult with your attorney and financial advisor before signing this Waiver and Release Agreement, and (c) that you understand and agree to all of the terms of this Waiver and Release Agreement.

AGREEMENT

I have read and I understand the terms of the foregoing Waiver and Release, and I hereby agree to all of the terms of the foregoing Agreement.

(Employee’s Signature)	(Date)

Please return all pages of this signed agreement to:

Executive Compensation
1801 California Street
23rd Floor
Denver, Colorado  80202